    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2003



                                  AMENDMENT NO. 1 TO REGISTRATION NO. 333-106258

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3


                               AMENDMENT NO. 1 TO

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       REMINGTON OIL AND GAS CORPORATION
             (Exact name of registrant as specified in its charter)

                   DELAWARE
(State or other jurisdiction of incorporation                    75-2369148
               or organization)                     (I.R.S. Employer Identification No.)

                          8201 PRESTON ROAD, SUITE 600
                            DALLAS, TEXAS 75225-6211
                                 (214) 210-2650
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JAMES A. WATT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       REMINGTON OIL AND GAS CORPORATION
                          8201 PRESTON ROAD, SUITE 600
                            DALLAS, TEXAS 75225-6211
                                 (214) 210-2650
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   COPIES TO:

             W. JEFFERSON BURNETT                            PATRICK C. SARGENT
               GENERAL COUNSEL                                   PAUL SEVE
      REMINGTON OIL AND GAS CORPORATION                      ANDREWS KURTH LLP
         8201 PRESTON ROAD, SUITE 600                   1717 MAIN STREET, SUITE 3700
           DALLAS, TEXAS 75225-6211                         DALLAS, TEXAS 75201


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration process, subject to market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO PURCHASE THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 10, 2003


PROSPECTUS

                                  $200,000,000

                       REMINGTON OIL AND GAS CORPORATION
                          8201 PRESTON ROAD, SUITE 600
                              DALLAS, TEXAS 75225
                                 (214) 210-2650

                                  COMMON STOCK
                                DEBT SECURITIES
                                PREFERRED STOCK
                                    WARRANTS

     WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS.

     OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE TRADING SYMBOL "REM."


     BEFORE YOU INVEST, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, INCLUDING THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN ANY PROSPECTUS SUPPLEMENT.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WE MAY SELL THESE SECURITIES TO OR THROUGH UNDERWRITERS, TO OTHER PURCHASERS, AND/OR AGENTS. WE WILL SPECIFY THE NAMES OF ANY UNDERWRITERS OR AGENTS IN SUPPLEMENTS TO THIS PROSPECTUS.

                   This prospectus is dated           , 2003

                               TABLE OF CONTENTS


SUMMARY.....................................................     1
RISK FACTORS................................................     3
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING
  STATEMENTS................................................     7
RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED
  CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS TO EARNINGS.....................................     7
WHERE YOU CAN FIND MORE INFORMATION ABOUT REMINGTON.........     8
OUR COMPANY.................................................     9
CORPORATE GOVERNANCE........................................     9
USE OF PROCEEDS.............................................    10
THE SECURITIES WE MAY OFFER.................................    10
PLAN OF DISTRIBUTION........................................    17
LEGAL MATTERS...............................................    18
EXPERTS.....................................................    19
RESERVE ENGINEERS...........................................    19

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

                          THE SECURITIES WE MAY OFFER


     This prospectus is part of a registration statement (No. 333-106258) that we filed with the Securities and Exchange Commission utilizing a "shelf" process. Under this shelf process, we may offer from time to time up to $200,000,000 of any of the following securities, either separately or in units:
COMMON STOCK, par value $0.01 per share; DEBT SECURITIES; PREFERRED STOCK; AND WARRANTS. Remington will receive the proceeds of any sales of securities under this prospectus or any prospectus supplement.


COMMON STOCK

     We may offer shares of our common stock for our own account in amounts and at prices to be determined by market conditions at the time of our offering.

     We will provide the specific terms of any offering of the common stock in supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities. Each holder of our common stock is entitled to one vote per share. The holders of our common stock have no preemptive rights or cumulative rights.


     Our common stock is listed on the New York Stock Exchange under the trading symbol "REM." Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange subject to official notice of issuance. On October 9, 2003, the last reported sales price for our common stock was $18.75.


DEBT SECURITIES

     We may offer unsecured general obligations of our company, which may be senior or subordinated. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as "debt securities." Generally, senior debt will have the same rank as all of other unsecured, unsubordinated debt while the subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all money borrowed by us, except indebtedness that is stated not to be superior to, or to have the same rank as, the subordinated debt securities.

     A prospectus supplement will more fully describe the debt securities and include as part of the prospectus a description of any indenture or indentures which may cover the debt securities.

PREFERRED STOCK

     We may issue our preferred stock, par value $0.01 per share, in one or more series. Our Board of Directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. A supplement to this prospectus will describe all such terms.

WARRANTS

     We may issue warrants for the purchase of common stock, debt securities or preferred stock. We may issue warrants independently or together with other securities. A prospectus supplement will describe the terms and conditions of any warrants.

     We may sell these securities to or through underwriters, to other purchasers, and/or agents. The accompanying prospectus supplement will specify the names of any underwriters or agents.


     The following table presents our ratio of earnings from continuing operations to fixed charges for the six months ending June 30, 2003 and 2002 and the five years ending December 31, 2002, 2001, 2000, 1999, and 1998.



                                               SIX MONTHS
                                                  ENDED
                                                JUNE 30,           YEARS ENDED DECEMBER 31,
                                               -----------    -----------------------------------
                                               2003   2002    2002   2001   2000   1999(A)   1998
                                               ----   ----    ----   ----   ----   -------   ----
Ratio of earnings to fixed charges...........  39.3   8.3     8.5    4.0    10.5      --     4.3


---------------

(a)  In 1999, earnings were insufficient to cover fixed charges by $3.9 million.


     This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, the applicable prospectus supplement, and the additional information described below under the heading "Where You Can Find More Information about Remington."

                                  RISK FACTORS


     In addition to the information contained in this prospectus, in the prospectus supplements, and in the documents incorporated by reference into this prospectus, you should carefully consider the following information before making an investment decision. The actual occurrence of one or more of the following events could materially and adversely affect our reserves, production and net income, and have a negative impact on our financial condition and results of operations. Additional risks and uncertainties not presently known to us may also impair our business operations.



     NATURAL GAS AND OIL PRICES ARE VOLATILE, WHICH MAKES FUTURE REVENUE UNCERTAIN.


     Our financial condition and results of operations depend on the prices we receive for the oil and gas we produce. The market prices for oil and gas are subject to fluctuation in response to events beyond our control, such as:

     - supply of and demand for oil and gas;

     - market uncertainty;

     - worldwide political and economic instability; and

     - government regulations.


     Oil and gas prices have historically been volatile, and such volatility is likely to continue. Our ability to estimate the value of producing properties for acquisition and to budget and project the financial return of exploration and development projects is made more difficult by this volatility. A dramatic decline in such prices could have a substantial and material effect on:


     - our revenues;

     - financial condition;

     - results of operations;

     - our ability to increase production and grow reserves in an economically efficient manner; and

     - our access to capital.

     A resulting significant decline in our cash flows from operations could cause us to fail to meet our operational obligations, thus requiring us to modify our capital expenditure program which could then affect our ability to find and develop reserves and our level of production. Moreover, such a decline could affect the measure of the discounted future net cash flow of reserves, which could then affect our borrowing base and may increase the likelihood that we will incur impairment charges on our oil and gas properties for financial accounting purposes.


     OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ECONOMICALLY INCREASE OUR RESERVES AND PRODUCTION, WHICH HISTORICALLY HAVE HAD RELATIVELY SHORT PRODUCTION LIVES.



     Our future success will depend on our ability to find, develop or acquire additional economically recoverable oil and gas reserves and convert these reserves to production. Because our proved reserves will normally decline as they are produced, we must maintain successful exploration and development activities in order to replace reserves depleted through production. We may not be able to replace our reserves in an economically viable manner.



     OUR FORWARD SALES DECISIONS REGARDING SOME OF OUR PRODUCTION MAY REDUCE OUR POTENTIAL GAINS FROM INCREASES IN OIL AND GAS PRICES.



     Oil and gas prices can fluctuate significantly and have a direct impact on our reserves. To manage our exposure to the risks inherent in such a volatile market, from time to time, we have forward sold for future physical delivery an amount, not more than half, of our future production. This means that a portion of our production is sold at a fixed price as a shield against dramatic price declines that could occur in the market. We may from time to time engage in other hedging activities that limit our upside potential from price increases. These sales activities may limit our benefit from dramatic price increases.


     OUR ACTUAL DRILLING RESULTS MAY DIFFER FROM OUR ESTIMATES OF PROVED
RESERVES.



     Our estimates of the quantities of proved reserves and our projections of both future production rates and the timing of development expenditures are uncertain. Any downward revisions of these estimates could adversely affect our financial condition and could reduce our borrowing base under our credit facility.



     Netherland, Sewell & Associates, Inc. our independent reservoir engineers, estimate our reserves. The accuracy of these reserve estimates depends in large part on the quality of available data and on the engineering and geological interpretation by these reservoir engineers. Because they are estimates, they are subject to revision based on the results of actual drilling, testing, and production and will often differ from the quantities of oil and gas we ultimately recover.


     Further, the estimate of our future net cash flows contained in our reserve report depends upon numerous assumptions including the amount of the reserves actually produced, the cost and timing of producing those reserves, and the price received for the production. To the extent these assumptions prove inaccurate, material changes to our estimates of our future net cash flows and our reserves could result.

     WE ARE DEPENDENT ON OTHER OPERATORS WHO INFLUENCE OUR PRODUCTIVITY.


     We operate 71% of the offshore properties in which we hold interests and 1 of our 30 onshore properties. On properties we do not operate we have limited influence over operations, including limited control over the maintenance of both safety and environmental standards. The operators of those properties may, depending on the terms of the applicable joint operating agreement:



     - refuse to initiate exploration or development projects;


     - initiate exploration or development projects on a slower or faster schedule than we prefer; and/or

     - drill more wells or build more facilities on a project than we can afford, whether on a cash basis or through financing, which may limit our participation in those projects or limit the percentage of our revenues from those projects.

     The occurrence of any of the foregoing events could have a material adverse effect on our anticipated exploration and development activities.

     ADVERSE CHANGES IN THE FINANCIAL CONDITION OF OUR JOINT INTEREST PARTNERS DUE TO PRICE DECLINES, INDUSTRY CONDITIONS, OR EVENTS SPECIFIC TO A PARTNER MAY AFFECT OUR ABILITY TO CARRY OUT OUR PROGRAM.

     Some of our working interest owners may experience liquidity and cash flow problems caused by, among other things, a decline in oil and gas prices. These problems may lead to their attempting to delay the pace of drilling or development in order to conserve cash. Any such delay may be detrimental to our projects and the planned timing thereof.


     THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE.



     Our quest to discover additional oil and gas reserves and acquire additional properties occurs in competition with some the largest oil and gas companies in the world. These companies may be able to devote significantly greater financial resources to exploration and production projects and federal lease sales than we can. Moreover, if these companies operate projects in which we are joint interest owners, they may propose exploration and development programs in which we may not be able to participate due to financial constraints. This could cause us to lose our interest, at least for a time, in a particular lease or project. In addition, we compete with these companies in the hiring and retention of talented technical employees.

     GOVERNMENT REGULATION MAY AFFECT OUR ABILITY TO CONDUCT OPERATIONS, AND THE NATURE OF OUR BUSINESS EXPOSES US TO ENVIRONMENTAL LIABILITY.


     Numerous federal and state regulations affect our oil and gas operations. Current regulations are constantly reviewed by the various agencies at the same time that new regulations are being considered and implemented. In addition, because we hold federal leases, the federal government requires us to comply with numerous additional regulations that focus on government contractors. The regulatory burden upon the oil and gas industry increases the cost of doing business and consequently affects our profitability.


     Our oil and gas operations are subject to stringent federal, state, and local environmental laws and regulations. Environmental laws and regulations are complex, change frequently, and have tended to become more stringent over time. Many environmental laws require permits from governmental authorities before construction on a project may commence or before wastes or other materials may be discharged into the environment. The process for obtaining necessary permits can be lengthy and complex, and can sometimes result in the establishment of permit conditions that make the project or activity for which the permit was sought either unprofitable or otherwise unattractive. Even where permits are not required, compliance with environmental laws and regulations can require significant capital and operating expenditures, and we may be required to incur costs to remediate contamination from past releases of wastes into the environment. Failure to comply with these statutes, rules and regulations may result in the assessment of administrative, civil and even criminal penalties. The most significant environmental obligations applicable to our operations relate to compliance with the federal Oil Pollution Act and the Clean Water Act. The Oil Pollution Act and its implementing regulations ("OPA") establish requirements for the prevention of oil spills and impose liability for damages resulting from spills into waters of the United States. OPA also requires operators of offshore oil production facilities, such as our facilities in the Gulf of Mexico, to demonstrate to the U.S. Minerals Management Service that they possess at least $35.0 million in financial resources that are available to pay for costs that may be incurred in responding to an oil spill. The Clean Water Act and its implementing regulations impose restrictions and strict controls on the discharge of wastes into the waters of the United States, including discharges of oil, produced water and sand, drilling fluids, drill cuttings, and other wastes typically generated by the oil and gas industry. The cost of compliance with this federal and state legislation could have a significant impact on our financial ability to carry out our oil and gas operations.


     Our operations create the risk of environmental liabilities. We may incur liability to governments or to third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water. We could potentially discharge oil or gas into the environment in any of the following ways:

     - from a well or drilling equipment at a drill site;

     - from a leak in storage tanks, pipelines or other gathering and transportation facilities;

     - from damage to oil and gas wells resulting from accidents during otherwise normal operations; and

     - from blowouts, cratering or explosions.


     Environmental discharges may move through the soil to water supplies or to adjoining properties, giving rise to additional liabilities. Some laws and regulations could result in liability for failure to obtain the proper permits for, to control the use of, or to notify the proper authorities of a hazardous discharge. Such liability could substantially reduce our net income and could cause us to suspend operations.



     Our operations are also subject to environmental laws and regulations that impose requirements for remediation of soil and groundwater contamination. In many cases, these laws apply retroactively to previous waste disposal practices regardless of fault, legality of the original activities, or ownership or control of sites. A company could be subject to severe fines and cleanup costs if found liable under these laws. We own and operate properties previously owned and operated by companies whose waste disposal practices may have resulted in on-site contamination that may require remedial action under current standards. We may be required to undertake remedial actions for contamination in those properties.

     OUR BUSINESS EXPOSES US TO CASUALTY RISKS ABOVE OUR INSURANCE COVERAGE.

     Our offshore and onshore operations are subject to inherent casualty risks such as fires, blowouts, cratering and explosions. Other risks include pollution, the uncontrollable discharge of oil, gas, brine or well fluids, and hazards of marine and helicopter operations such as capsizing, collision, and adverse weather and sea conditions. These risks may result in injury or loss of life, suspension of operations, environmental damage or property and equipment damage, all of which could cause us to experience substantial losses.

     Our drilling operations involve risks from high pressures in the wells and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. Our offshore properties involve higher exploration and drilling risks that include the cost of constructing platforms and pipeline interconnections as well as weather delays and other risks.


     Our insurance may not cover the full extent of all losses. This insurance coverage includes, among other things, comprehensive general liability, business interruption and limited coverage for sudden environmental damage. We do not believe that insurance that fully covers all environmental damage that occurs over time or all sudden environmental damage is available at a reasonable cost. The occurrence of an event that is not fully covered by insurance could materially increase our operating expenses and decrease our net income.


     WE UNDERTAKE SIGNIFICANT OPERATIONAL RISKS CONNECTED WITH OUR BUSINESS.

     Our drilling activities involve risks, such as drilling non-productive wells or dry holes, which are beyond our control. Often, the cost of drilling and operating wells and of installing production facilities is uncertain. Cost overruns are common risks that sometimes make a project uneconomical. The decision to purchase and exploit a prospect property depends on the evaluations of our operations staff. We may also decide to reduce or cease our drilling operations due to title problems, weather conditions, noncompliance with governmental requirements or shortages and delays in the delivery or availability of equipment or fabrication yards.


     Another risk of our operations is the difficulty in marketing of our oil and gas production. The proximity of our reserves to pipelines and the available capacity of pipelines and other transportation, processing, and refining facilities also affect the marketing efforts. Even if we discover hydrocarbons in commercial quantities, a substantial period of time may elapse before we begin commercial production. If pipeline facilities in an area are insufficient, we may have to arrange for, and possibly bear the cost of, the construction or expansion of pipeline capacity before our production from that area can be marketed. Furthermore, if any of the major facilities into which we deliver our product become non-operational for any reason, our revenues will decline.


     WE DEPEND UPON KEY PERSONNEL TO DEVELOP AND EXECUTE OUR BUSINESS PLAN.

     The loss of any key officers or other key personnel could have a material adverse affect on our operations. We depend on the efforts and skills of our key officers, including James A. Watt, President and Chief Executive Officer and Robert P. Murphy, Chief Operating Officer. We do not maintain key man insurance. As we continue to grow our asset base with a like increase in production, our future profitability will depend in part on our ability to attract and retain qualified personnel.


     OUR RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS CONTAIN RESTRICTIONS THAT MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO ACT OUTSIDE OF AN ANNUAL MEETING OR A SPECIAL MEETING CALLED BY THE COMPANY.


     Our Restated Certificate of Incorporation and By-Laws provide that the stockholders cannot take action by written consent, and special stockholders meetings may be called only by the Chairman of the Board, the Company's President or a majority of the Board of Directors. Further, these particular provisions in the Restated Certificate of Incorporation and By-Laws can be amended only by the affirmative vote of 66 2/3% of either the stockholders or the Board of Directors. These restrictions limit the ability of stockholders to take action outside of the Company's annual meeting and limit their ability to call special meetings. As a result, contests by stockholders to remove the Board or to take other action are made more difficult.


           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS



     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements generally will be accompanied by words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "possible," "potential," "predict," "project," or other similar words that convey an uncertainty about future events or outcomes. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any and all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties. Our plans for capital and exploratory spending and for cost and expense reduction may change if business conditions, such as energy prices and world economic conditions, change. Other factors that may have a direct bearing on our results of operations and financial condition are:



     - competitive practices in our industry;



     - volatility of oil and gas prices;



     - operational and systems risks;



     - environmental liabilities that are not covered by indemnity or insurance;



     - general economic and capital market conditions, including fluctuations in interest rates;



     - the impact of current and future laws and governmental regulations, including environmental regulations, affecting the energy industry in general and Remington in particular;



     - the uncertainty of estimates of oil and gas reserves;



     - our ability to discover or otherwise acquire additional reserves;



     - the cost and availability of goods and services we use to explore for, develop, and produce our reserves;



     - difficulties encountered during the exploration for and development and production of oil and gas; and



     - difficulties encountered in delivering oil and gas to commercial markets.


       RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES AND
        COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS

     We compute the ratio of earnings from continuing operations to fixed charges by dividing: a) pre-tax earnings from continuing operations before fixed charges, amortization of capitalized interest, and minority interests in consolidated subsidiaries by b) fixed charges. Fixed charges consist of interest expense, capitalized interest, and amortized premiums, discounts and capitalized expenses related to indebtedness.

     If we use the proceeds from the sale of debt securities or preferred stock securities as would be proposed in a supplemental prospectus to repay outstanding indebtedness or retire other securities and the change in the ratio is 10% or greater, we will include proforma ratios in that supplemental prospectus.


                                               SIX MONTHS
                                                 ENDED
                                                JUNE 30,           YEARS ENDED DECEMBER 31,
                                              ------------    -----------------------------------
                                              2003    2002    2002   2001   2000   1999(A)   1998
                                              ----    ----    ----   ----   ----   -------   ----
Ratio of earnings to fixed charges..........  39.3    8.3     8.5    4.0    10.5      --     4.3


---------------

(a)  In 1999, earnings were insufficient to cover fixed charges by $3.9 million.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT REMINGTON

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and our website at http://www.remoil.net. You may also read and copy any document we file at the SEC's public reference room located at:

       450 Fifth Street, N.W.
       Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file with the SEC after the date of this prospectus, and prior to the termination of the offering of the securities covered by this prospectus will automatically update and supersede this information. We incorporate by reference all of the documents listed below filed by us and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until our offering is completed:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

     - Quarterly Report on Form 10-Q for the three month period ended March 31, 2003;


     - Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2003;



     - Current Reports on Form 8-K, filed on May 2, 2003 and August 1, 2003; and


     - Description of our capital stock contained in our Registration Statement on Form 8-A filed on December 16, 1998.


     In addition, all filings made by us with the SEC pursuant to the Exchange Act of 1934 after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by referenced into this prospectus. We encourage you to read our periodic and current reports. Not only do we think these items are interesting reading, we think these reports provide additional information about our company which prudent investors find important. These documents are available from the SEC's web site and public reference room identified above as well as from our website. You may also request a copy of these filings, excluding exhibits, at no cost by writing or calling our corporate secretary, at our principal executive office as follows:


                       Remington Oil and Gas Corporation
                          8201 Preston Road, Suite 600
                            Dallas, Texas 75225-6211
                                 (214) 210-2650

     You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of the securities covered by this prospectus in any state in which the offer is not permitted. You should not assume that the information is this prospectus or any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

                                  OUR COMPANY

     We are an independent oil and gas exploration and production company incorporated in Delaware. Our oil and gas properties are located in the offshore Gulf of Mexico, and onshore Gulf Coast. We treat all of these areas as one line of business.

     We began as OKC Limited Partnership in 1981. In 1992, we converted to a corporation named Box Energy Corporation. We changed our name to Remington Oil and Gas Corporation in 1997. In December 1998, we restructured our two classes of common stock into a single class of voting common stock.

     Our long-term strategy is to increase our oil and gas production and reserves while keeping our finding and development costs competitive with or better than industry peers. The following table reflects our results during the last three years.


                                                      % INCREASE              % INCREASE
                                             2002     (DECREASE)     2001     (DECREASE)     2000
                                           --------   ----------   --------   ----------   --------
Production:
  Oil MBbls..............................     1,729       38%         1,249        2%         1,221
  Gas MMcf...............................    17,448      (18)%       21,334       65%        12,934
                                           --------      ---       --------       --       --------
Total MMcfe(1)...........................    27,822       (3)%       28,828       42%        20,260
                                           ========      ===       ========       ==       ========
Proved reserves:
  Oil MBbls..............................    13,114       (5)%       13,865       34%        10,370
  Gas MMcf...............................   124,967       12%       111,920       26%        88,650
                                           --------      ---       --------       --       --------
Total MMcfe(1)...........................   203,651        4%       195,110       29%       150,870
                                           ========      ===       ========       ==       ========
Operating costs per Mcfe.................  $   0.56        0%      $   0.53        0%      $   0.52
Finding costs per Mcfe(2)................  $   2.40       43%      $   1.68       73%      $   0.97
Percentage of production replaced(3).....       150%                    253%                    380%


---------------

(1) Barrels of oil are converted to Mcf equivalents (Mcfe) at the ratio of 1 barrel of oil equals 6 Mcf of gas.

(2) Finding costs include acquisition, development and exploration costs (including exploration costs such as seismic acquisition costs).

(3) Reserves sold (5.5 Bcfe in 2002 and 14.4 Bcfe in 2000) are excluded from this calculation.

     The foregoing information about Remington and its business is only a general summary and is not intended to be comprehensive. For additional information about Remington and its business, you should refer to the information described under the caption "Where You Can Find More Information about Remington."

                              CORPORATE GOVERNANCE

     At our Annual Meeting held on May 27, 2003, the stockholders elected John
E. Goble, Jr., William E. Greenwood, Robert P. Murphy, David E. Preng, Thomas W. Rollins, Dr. Alan C. Shapiro, and James A. Watt to serve as our Board of Directors. Five of the seven members are independent directors while Mr. Watt and Mr. Murphy are the only management directors.

     At the Board Meeting following the Annual Meeting, the Board approved revisions to our By-Laws, approved revisions to the Charters for the Nominating and Corporate Governance, Compensation, and Executive Committees, and approved a Code of Business Conduct and Ethics, and Corporate Governance Guidelines. Revisions to the Audit Committee Charter had been adopted prior to the Annual Meeting and a copy of the revised Audit Committee Charter was included in our Proxy Statement. All of these corporate governance documents are available on our website: www.remoil.net and are exhibits to the registration statement of which this prospectus is a part.

     In addition, at the board meeting following the Annual Meeting, David E. Preng was elected to the new position of Lead Non-Management Director. In that position Mr. Preng will be responsible for conducting meetings of the non-management directors of the Board, sit on the Executive Committee, and serve as primary liaison between management and the independent members of the Board. The address for contacting the Lead Non-Management Director will be available on our website. Mr. Goble was elected by the Board as Audit Committee Chairman. An address to contact the Audit Committee will also be included on our website. Mr. Watt will serve as Chairman of the Board.

     All members of the Audit, Nominating and Corporate Governance, and Compensation committees are independent directors. Two of the three members of the Executive Committee are independent. The Audit Committee is composed of Mr. Goble as chairman with Mr. Greenwood and Dr. Shapiro as members. The Nominating and Corporate Governance Committee is composed of Mr. Preng as chairman with Mr. Greenwood and Mr. Rollins as members while the Compensation Committee is composed of Dr. Shapiro as Chairman with Mr. Goble and Mr. Preng as members. The Executive Committee has Mr. Rollins as Chairman and Mr. Preng and Mr. Watt as members.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things:

     - the repayment of outstanding indebtedness;

     - working capital;

     - purchase of our common stock

     - capital expenditures; and

     - acquisitions.

     The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

                          THE SECURITIES WE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all of the material terms and provisions of the common stock, debt securities, preferred stock and warrants that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in the prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about risk factors relating to investing in the securities, material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

     We may sell the securities from time to time, in one or more offerings.

     This prospectus may not be used to sell securities unless it accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

     The following descriptions of our capital stock, consisting of common stock and preferred stock, together with the additional information included in any applicable prospectus supplements relating to our capital stock, summarize the material terms of these securities. For the complete terms of our common stock and our preferred stock, please refer to our Restated Certificate of Incorporation and By-Laws that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The General Corporation Law of the State of Delaware may also affect the terms of these securities.

     Under our Restated Certificate of Incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share. We will describe the specific terms of any capital stock we may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any capital stock offered under that prospectus supplement may differ from the terms described below.

COMMON STOCK


     As of October 10, 2003, we had approximately 26,880,758 shares of common stock issued and outstanding. Also as of October 10, 2003, subject to our stock price, vesting periods and other events, up to 2,451,469 shares of common stock were issuable under our stock option plan, 259,636 shares of common stock may be issuable in accordance with a stock grant to employees and directors, and up to 113,164 shares of common stock are issuable under our non-employee director stock purchase plan. All outstanding shares of common stock are, and any shares of common stock sold pursuant to this prospectus will be, duly authorized, validly issued, fully paid and nonassessable.


  VOTING

     For all matters submitted for a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any future holders of our preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of the Board of Directors can elect all of the directors who are nominated for election in a particular year.

  DIVIDENDS


     If our Board of Directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential rights we may grant to future holders of preferred stock. In the early part of 2000, one of our subsidiaries, that at the time was 94%-owned by us, paid dividends in the amount of $17,000 to its minority shareholders. In 2000 the subsidiary acquired and retired the stock of the two minority holders. As a result, the subsidiary is now wholly-owned by us, and there is no longer the issue of dividends being paid by a subsidiary to persons outside the consolidated group. Since our incorporation in 1991, we have not paid a dividend on our common stock. Our current credit agreement prohibits our paying dividends.


  LIQUIDATION

     If the corporation is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to persons who hold our preferred stock.

  OTHER RIGHTS AND RESTRICTIONS

     Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our Restated Certificate of Incorporation and By-Laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

     Delaware law provides that, if we make a distribution to our stockholders, other than a distribution of our capital stock, either when we are insolvent or when we would be rendered insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent, as the case may be.

  LISTING

     Our common stock is listed on the New York Stock Exchange under the trading symbol "REM."

  TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

  DELAWARE ANTI-TAKEOVER STATUTE

     We are a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an "interested stockholder" (generally a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

     - before that person became a 15% stockholder, our Board of Directors approved the transaction in which the person became a 15% stockholder or approved the business combination;

     - upon completion of the transaction that resulted in the stockholder's becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers); or

     - after the transaction in which that person became a 15% stockholder, the business combination is approved by our Board of Directors and authorized at a stockholder meeting by at least 2/3rds of the outstanding voting stock not owned by the 15% holder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by the 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or successors of these directors.

PREFERRED STOCK


     We have 25,000,000 shares of preferred stock, $0.01 par value per share, authorized, all of which are undesignated. Our Restated Certificate of Incorporation authorizes our Board of Directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock.


     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article IV of our Restated Certificate of Incorporation, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     - the designation of the series of preferred stock;

     - the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

     - the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the date on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

     - the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

     - the redemption rights and price or prices, if any, for the shares of preferred stock;

     - any terms and the amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

     - any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

     - any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our Restated Certificate of Incorporation;

     - whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other class of our capital stock, and, if convertible or exchangeable, the conversion exchange price or prices, and any other adjustment or other terms and other terms and conditions upon which the conversion exchange shall be made;

     - any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our Restated Certificate of Incorporation; and

     - any listing of the preferred stock on any securities exchange.

     Subject to our Restated Certificate of Incorporation and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences rights and qualifications, limitations or restrictions as the Board of Directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

  DIVIDENDS

     Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to the aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the common stock and we may not redeem or purchase any common stock.

     Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

  CONVERTIBILITY

     No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

  REDEMPTION AND SINKING FUND

     No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

     Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in a prospectus supplement.

  LIQUIDATION

     In the event we voluntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to holders of common stock.

     If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

     Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

  VOTING

     Generally the holders of preferred stock will not be entitled to vote unless otherwise specified in an applicable prospectus supplement.

  NO OTHER RIGHTS

     The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers, or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Restated Certificate of Incorporation as may be amended and restated from time to time, or as otherwise required by law.

  TRANSFER AND REGISTRAR

     We will designate the transfer agent for each series of preferred stock in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

     We may offer unsecured general obligations of our company, which may be senior or subordinated. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." Generally, senior debt will have the same rank as all of other unsecured, unsubordinated debt while the subordinated debt securities will be entitled to payment only after payment on our senior indebtedness. Senior indebtedness includes all money borrowed by us, except indebtedness that is stated not to be superior to, or to have the same rank as, the subordinated debt securities.

     A prospectus supplement will more fully describe each offering of senior debt securities and subordinated debt securities and include a description of the related senior indenture or subordinated indenture, as applicable, covering such debt securities. The senior indenture or the subordinated indenture will govern the terms of issuance of the related debt securities, the terms of which will describe the following, as applicable:

     - title of the debt securities;

     - any limit upon the aggregate principal amount of the debt securities;

     - the maturity date or dates of the debt securities, or the method for determining those dates;

     - the interest rate or rates, or the method for determining those rates;

     - the interest payment dates and, for debt securities in registered form, the regular record dates;

     - the places where payments may be made;

     - any mandatory or optional redemption provisions;

     - any sinking fund or analogous provisions;

     - any conversion or exchange provisions;

     - the kind and priority of any lien securing the securities along with an identification of the principal properties subject to such lien;

     - any terms for the attachment to the debt securities of warrants, options, or other rights to purchase or sell our securities;

     - the portion of principal amount of the debt securities payable upon acceleration of the maturity if other than the full principal amount;

     - the general type of event that constitutes default and whether periodic evidence is required to prove absence of default;

     - any deletions of, or changes or additions to, the events of default or covenants;

     - any provisions that provide for subordination of the rights of holders of debt securities to other security holders or creditors of the Company;

     - if debt securities are designated as subordinated, the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such debt securities would be senior to such subordinated debt and a description of any limitation on the issuance of such additional senior indebtedness or a statement that there is no such limitation;

     - any provisions restricting the declaration of dividends or requiring the maintenance of any financial ratio or the creation of reserves;

     - any provisions restricting the incurrence of additional debt or the issuance of additional securities;

     - any provisions relating to the modification of the terms of the security or the rights of the security holders;

     - if the rights evidenced by the securities are materially limited by any other authorized class of securities, information regarding such other securities in order to enable investors to understand such limitations;

     - United States federal tax effects of any securities offered at an original issue discount;

     - name of the trustee(s) and the nature of any material relationship with the Company or any of its subsidiaries, the percentage of securities necessary to require the trustee to take action, and what indemnification the trustee may require before proceeding to enforce the lien;

     - the method of determining the amount of any payments on the debt securities which are linked to an index;

     - whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

     - any terms relating to delivery of the debt securities if they are to issued upon exercise of warrants;

     - whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment, or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

     - any other specific terms of the debt securities.

DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of our common stock, debt securities or preferred stock. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

STOCK WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue common or preferred stock will describe the terms of the warrants, including the following:

     - the title of the warrants;

     - amount of securities called for by such warrants;

     - the offering price for the warrants, if any;

     - the number of outstanding warrants;

     - the aggregate number of warrants;

     - the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

     - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     - the dates on which the right to exercise the warrants commence and expire;

     - if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

     - if applicable, a discussion of material United States federal income tax considerations;

     - anti-dilution provisions of the warrants, if any;

     - redemption or call provisions, if any, applicable to the warrants;

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

     - any other information we think is important about the warrants.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

     - the title of the warrants;

     - amount of securities called for by such warrants;

     - the offering price for the warrants, if any;

     - number of outstanding warrants;

     - the aggregate number of warrants;

     - the designation and terms of the debt securities purchasable upon exercise of the warrants;

     - if applicable, the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each debt security;

     - if applicable, the date from and after which the warrants and any debt securities issued with the warrants will be separately transferable;

     - the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

     - the dates on which the right to exercise the warrants commence and expire;

     - if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

     - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

     - information relating to book-entry procedures, if any;

     - if applicable, a discussion of material United States federal income tax considerations;

     - anti-dilution provisions of the warrants, if any;

     - redemption or call provisions, if any, applicable to the warrants;

     - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

     - any other information we think is important about the warrants.

                              PLAN OF DISTRIBUTION

     We may sell the securities:

     - through underwriters or dealers as named in the applicable prospectus supplement;

     - directly or through agents to investors or to institutional purchasers; and/or

     - through a combination of these two methods of sale.

     The prospectus supplement relating to any offering of the securities will set forth the offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the net proceeds to us of such sale, any underwriting discounts, commissions or other items constituting discounts, commissions or other items allowed or reallowed or paid to dealers.

     If underwriters are used in the sale, they may acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed price or prices that are subject to change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased. Any initial public offering price and any underwriting discounts, commissions or other items constituting underwriters' compensation may be changed from time to time.

     If a dealer is utilized in the sale of any shares of the securities, we will sell those securities to the dealer, as principal. The dealer may then resell those shares to the public at varying prices to be determined by the dealer at the time of resale.

     We may sell securities directly to investors or one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts. The underwriters soliciting these contracts will have no responsibility for the validity or performance of any such contracts.


     Any common stock offered pursuant to this prospectus and any prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any other securities we may offer may or may not be listed on the New York Stock Exchange. The applicable prospectus supplement will specify any mode of listing. Any underwriters to whom we sell the securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making activities at any time without notice. There may be no active trading market for our common stock or any other security offered.


     In connection with the distribution of the securities, we may enter into hedging transactions with broker-dealers through which those broker-dealers may sell the securities registered hereunder in the course of hedging, through short sales, the positions they assume with us.

     We may enter into agreements with any agents and underwriters who participate in the distribution of the securities to reimburse them for certain expenses, to provide contribution to payments they may be required to make in any distribution, and to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933.


     Based on the recommendation of agents or underwriters who may participate in the distribution of the securities, we may use means of distribution and delivery of the prospectus and prospectus supplements other than by hand or mail, such as various means of electronic distribution and delivery.


     Certain agents and underwriters and their associates may engage in transactions with, or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS


     Unless otherwise specified in a prospectus supplement relating to the securities, certain legal matters with respect to the validity of the securities will be passed upon for us by Andrews Kurth LLP, and for the underwriters, if any, by counsel to be named in the appropriate prospectus supplement.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Remington Oil and Gas Corporation for the fiscal years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain the written consent of Arthur Andersen to the inclusion of their reports in this registration statement and accompanying prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended. Because Arthur Andersen has not consented to the inclusion of their reports in this registration statement and accompanying prospectus, investors will not be able to recover against Arthur Andersen under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to Remington Oil and Gas Corporation) may be limited as a result of a diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims. See Exhibit 23.3 to the registration statement, "Notice Regarding Consent of Arthur Andersen LLP."

                               RESERVE ENGINEERS

     We have derived the estimates of proved oil and gas reserves and related future net revenues and the present value thereof as of December 31, 2002, 2001 and 2000, included in Remington's Annual Report on Form 10-K for the year ended December 31, 2002, from the reserve reports of Netherland, Sewell & Associates, Inc., our independent reserve engineers. We have incorporated all of that information by reference herein on the authority of Netherland, Sewell & Associates, Inc., as experts in such matters.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this registration statement. We will bear all costs except as otherwise indicated.


Registration fee under the Securities Act of 1933...........  $ 16,180
Printing and engraving expenses*............................   100,000
Legal fees and expenses*....................................    45,000
Accounting fees and expenses*...............................    50,000
NYSE listing fees*..........................................    10,000
Miscellaneous*..............................................     5,000
                                                              --------
  Total.....................................................  $226,180
                                                              ========


---------------

* Estimated solely for the purpose of this Item. Actual expenses may be more or less depending on the nature of the offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware, pursuant to which the Company is incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the corporation as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and in connection with any criminal suit or proceeding if, in connection with the matters in issue, they had no reasonable cause to believe that their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees or agents (or persons serving at the request of the corporation as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or some other court in which such action or suit is brought approves such indemnification. Section 145 further provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a Delaware corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation pursuant to Section 145 of the Delaware General Corporation Law. Section 145 further provides that the indemnification and advancement of expenses granted by a Delaware corporation pursuant to said section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Section 145 further provides that to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Section 145 further provides that a Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

     Article VII of the Company's Restated Certificate of Incorporation, as amended and restated, and Article VI of the By-Laws of the Company, as amended, provide, in general, that the Company may indemnify its directors, officers, employees or agents or persons serving at the request of the Company as a director, officer, employee or agent of another entity (including those who have ceased to be a director, officer, employee or agent, and such indemnification shall inure to the benefit of the heirs, executors and administrators of such a person) including in advance of final disposition, as appropriate, to the fullest extent allowable by law.

     The Company has purchased directors and officers liability insurance policy which insures, among other things, (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers of the Company and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 3.1   By-Laws as amended**
 4.1   Form of Indenture -- Senior Debt Securities**
 4.2   Form of Indenture -- Subordinated Debt Securities**
 5.1   Opinion of Andrews Kurth LLP re legality of securities#
12.1   Statements re Computation of Ratios**
14.1   Code of Business Conduct and Ethics**
23.1   Consent of Andrews Kurth LLP (contained in Exhibit 5.1)
23.2   Consent of Ernst & Young LLP*
23.3   Notice Regarding Consent of Arthur Andersen**
23.4   Consent of Netherland, Sewell & Associates, Inc.**
24.1 Power of Attorney (included on the signature page of the Registration Statement filed on June 19, 2003)**
99.1   Corporate Governance Guidelines**
99.2   Audit Committee Charter**
99.3   Nominating and Corporate Governance Committee Charter**
99.4   Compensation Committee Charter**
99.5   Executive Committee Charter**


---------------


   * Filed herewith



  ** Previously filed



   # Amends and supersedes exhibit previously filed


ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on October 10, 2003.


                                          REMINGTON OIL AND GAS CORPORATION

                                          By:       /s/ JAMES A. WATT
                                            ------------------------------------
                                                       James A. Watt
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                  TITLE                       DATE
                 ---------                                  -----                       ----

      I. PRINCIPAL EXECUTIVE OFFICER:

             /s/ JAMES A. WATT                  President and Chief Executive     October 10, 2003
-------------------------------------------                Officer
               James A. Watt


     II. PRINCIPAL FINANCIAL OFFICER:

            /s/ J. BURKE ASHER*                    Vice President/Finance         October 10, 2003
-------------------------------------------
              J. Burke Asher


III. PRINCIPAL ACCOUNTING OFFICER:

           /s/ EDWARD V. HOWARD*                  Vice President/Controller       October 10, 2003
-------------------------------------------
             Edward V. Howard


               IV. DIRECTORS

          /s/ JOHN E. GOBLE, JR.*                         Director                October 10, 2003
-------------------------------------------
            John E. Goble, Jr.


         /s/ WILLIAM E. GREENWOOD*                        Director                October 10, 2003
-------------------------------------------
           William E. Greenwood


           /s/ ROBERT P. MURPHY*                 Chief Operating Officer and      October 10, 2003
-------------------------------------------               Director
             Robert P. Murphy

                 SIGNATURE                                  TITLE                       DATE
                 ---------                                  -----                       ----


            /s/ DAVID E. PRENG*                           Director                October 10, 2003
-------------------------------------------
              David E. Preng


          /s/ THOMAS W. ROLLINS*                          Director                October 10, 2003
-------------------------------------------
             Thomas W. Rollins


           /s/ ALAN C. SHAPIRO*                           Director                October 10, 2003
-------------------------------------------
              Alan C. Shapiro


             /s/ JAMES A. WATT                            Director                October 10, 2003
-------------------------------------------
               James A. Watt


 *By:            /s/ JAMES A. WATT
        -----------------------------------
                   James A. Watt

(pursuant to a power of attorney filed with
  this registration statement on June 19,
                   2003)

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     By-Laws as amended**
  4.1     Form of Indenture -- Senior Debt Securities**
  4.2     Form of Indenture -- Subordinated Debt Securities**
  5.1     Opinion of Andrews Kurth LLP re legality of securities#
 12.1     Statements re Computation of Ratios**
 14.1     Code of Business Conduct and Ethics**
 23.1     Consent of Andrews Kurth LLP (contained in Exhibit 5.1)
 23.2     Consent of Ernst & Young LLP*
 23.3     Notice Regarding Consent of Arthur Andersen**
 23.4     Consent of Netherland, Sewell & Associates, Inc.**
 24.1     Power of Attorney (included on the signature page of the
          Registration Statement filed on June 19, 2003)**
 99.1     Corporate Governance Guidelines**
 99.2     Audit Committee Charter**
 99.3     Nominating and Corporate Governance Committee Charter**
 99.4     Compensation Committee Charter**
 99.5     Executive Committee Charter**


---------------


   * Filed herewith



  ** Previously filed



   # Amends and supersedes exhibit previously filed